Exhibit 99.1

Joint Filer Information

Morgan Stanley Capital Group Inc. (“MSCG”) has designated Morgan Stanley (“MS”) as the “Designated Filer” for the purposes of the attached Form 4.

Issuer and Ticker Symbol: IntercontinentalExchange, Inc. (ICE)

Date of Event Requiring Statement: November 21, 2005

Signature: /s/ Robert Koppenol

By: Robert Koppenol	, authorized signatory for MS

Signature: /s/ Nancy A. King

By: Nancy A. King	for MSCG